Exhibit 99.1
Sanderson Farms, Inc.
GENERAL OFFICES
Post Office Box 988 — Laurel, Mississippi 39441-0988
Telephone (601) 649-4030 — Facsimile (601) 426-1461

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR FOURTH QUARTER AND FISCAL 2006
LAUREL, Miss. (December 5, 2006) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the fourth quarter and fiscal year ended October 31, 2006.
     Net sales for the fourth quarter of fiscal 2006 were $291.7 million compared with $262.5 million for the same period a year ago. For the quarter, the Company reported net income of $10.5 million, or $0.52 per diluted share, compared with $10.1 million, or $0.50 per diluted share, for the fourth quarter of fiscal 2005. Net income for the quarter reflects the recognition of other income of $3.6 million, or $0.11 per share net of income taxes, in insurance proceeds resulting from the Company’s claim for business interruption losses caused by Hurricane Katrina. The Company received $6.8 million during the quarter from its insurance carriers in final settlement of its claim, with the amount not recognized as other income used to offset previously recorded hurricane receivables. Net income for the quarter also reflects a federal income tax benefit of $0.5 million, or $0.02 per share, relating to certain tax credits available to companies operating in the areas of South Mississippi, Louisiana and Alabama impacted by Hurricane Katrina.
     Net sales for fiscal 2006 were $1.048 billion compared with $1.053 billion for fiscal 2005. The net loss for the year totaled $11.50 million, or $0.57 per diluted share, compared with net income of $70.6 million, or $3.51 per diluted share, for last year. The net loss for the year includes the hurricane insurance recoveries and the federal income tax benefit described above for the quarter. The net loss for the year also reflects a federal income tax benefit of approximately $2.6 million, or $0.13 per share, recognized during the third fiscal quarter, relating to the same tax credits. Net sales for the three and twelve months ended October 31, 2005, include a reclassification of certain sales expenses to cost of sales from net sales in order to conform to the classification in the current period. The reclassifications of these expenses to cost of sales from net sales were $13.4 million and $47.0 million, respectively, during the three and twelve months ended October 31, 2005.
     “Our fourth quarter performance reflects an improvement in market prices for poultry products over the first half of fiscal 2006,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Overall, we are pleased with our results during the quarter. While we benefited from stronger market prices during the first half of our fourth fiscal quarter compared to earlier in the year, prices remained below last year’s fourth quarter and have continued to weaken through the fall months. Average market prices for poultry products continue to be lower than a year ago.”
     According to Sanderson, overall market prices for poultry products were softer in the fourth quarter than in the same period of fiscal 2005. As measured by a simple average of the Georgia dock price for whole chickens, prices decreased approximately 6.7% in the Company’s fourth fiscal quarter compared with the same period in 2005, and decreased 6.1% for the full fiscal year compared with last year. Bulk leg quarter prices decreased 26.6% during the quarter compared with last year’s fourth quarter, and were down 24.6% for the year compared with last year. These leg quarter prices reflect the difficult conditions in the export market during the first half of our fiscal year, caused primarily by concerns over avian influenza. Boneless breast meat prices during the
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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2006

December 5, 2006
quarter were approximately 2.6% lower than the prior-year period, and were down 15.4% for the year. Wing prices averaged $0.96 per pound during the fourth quarter of fiscal 2006, compared with the average of $0.86 per pound during the fourth quarter of fiscal 2005. At the same time, however, the Company’s costs for corn and soybean meal, the Company’s primary feed ingredients, increased 13.6% and decreased 8.1%, respectively, compared with the fourth quarter a year ago. For the year, the Company’s corn and soybean meal costs were higher by 6.7% and 3.2%, respectively.
     “ We remain focused on managing the fundamental aspects of our business that we can control,” added Sanderson. “While the supply and demand imbalance in the market improved during the first half of the fourth fiscal quarter, the cuts in production we announced in May will remain in place through the end of the calendar year. The construction of our new Waco, Texas, facility is underway and moving forward on schedule. We are pleased with our progress to date, and look forward to beginning operations in Waco during our fourth fiscal quarter of 2007.
     “Prices for feed grains continue to trend upward, and the Company’s costs for feed grains will be materially higher during fiscal 2007 than during fiscal 2006. On the other hand, leading indictors of chicken production support consensus estimates of modest growth in poultry supplies for calendar 2007. Regardless of market conditions, however, we are focused on managing Sanderson Farms for the long term,” concluded Sanderson.
     Sanderson Farms will hold a conference call to discuss this press release today, December 5, 2006, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through December 12, 2006. Those without internet access or who prefer to listen via telephone may call 800-289-0730, access code 3406895.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2005 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s third quarter ended July 31, 2006.
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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2006

December 5, 2006
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2006	2005	2006	2005
Net sales	$291,669	$262,466	$1,047,930	$1,053,192
Costs and expenses:
Cost of sales	269,672	229,029	1,023,438	873,677
Selling, general and administrative	11,321	18,213	51,308	66,031

	280,993	247,242	1,074,746	939,708

Operating income (loss)	10,676	15,224	(26,816)	113,484
Other income (expense):
Interest income	44	305	235	1,257
Interest expense	(1,078)	(57)	(2,803)	(433)
Other	3,648	98	3,738	173

	2,614	346	1,170	997

Income (loss) before income taxes	13,290	15,570	(25,646)	114,481
Income tax expense (benefit)	2,825	5,515	(14,145)	43,843

Net income (loss)	$10,465	$10,055	$(11,501)	$70,638

Basic earnings (loss) per share	$0.52	$0.50	$(0.57)	$3.53

Diluted earnings (loss) per share	$0.52	$0.50	$(0.57)	$3.51

Dividends per share	$0.12	$0.12	$0.48	$0.42

Weighted average shares outstanding:
Basic	20,080	20,060	20,070	20,014

Diluted	20,160	20,159	20,070	20,137

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2006

December 5, 2006
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	October 31,	October 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,396	$34,616
Accounts receivable, net	40,930	38,833
Receivable from insurance companies	0	14,892
Refundable income taxes	14,402	0
Inventories	96,490	84,713
Prepaid expenses	13,179	11,599

Total current assets	172,397	184,653
Property, plant and equipment:
Land and building	246,828	212,463
Machinery and equipment	326,594	296,449

	573,422	508,912
Less accumulated depreciation	(263,112)	(249,586)

	310,310	259,326
Other assets	2,360	1,812

Total assets	$485,067	$445,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,514	$24,468
Accrued expenses	23,567	48,148
Current maturities of long-term debt	4,433	4,406

Total current liabilities	59,514	77,022
Long-term debt, less current maturities	77,078	6,511
Claims payable	3,200	2,900
Deferred income taxes	16,935	13,705
Stockholders’ equity	328,340	345,653

Total liabilities and stockholders’ equity	$485,067	$445,791

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